Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contacts:	Media/Editorial Contacts:

Applied Micro Circuits Corporation Debra Hart	The Ardell Group Karina Shaver
Phone: (858) 535-4217	Phone: (858) 792-4115
E-mail: dhart@amcc.com	E-mail: karina@ardellgroup.com

IBM Rick Bause
Phone : (845) 892-5463
E-mail : rbause@us.ibm.com

Tuesday, April 13, 2004

APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES DEFINITIVE

AGREEMENT TO ACQUIRE INTELLECTUAL PROPERTY

AND A PORTFOLIO OF POWERPC 400 PRODUCTS FROM IBM,

SIGNS POWER ARCHITECTURE LICENSE

AMCC Expands Reach and Revenue across WAN and Storage Markets, and

Joins IBM’s Power Everywhere Initiative

SAN DIEGO and EAST FISHKILL, N.Y. —April 13, 2004—Applied Micro Circuits Corporation [Nasdaq: AMCC] and IBM today announced a definitive agreement for AMCC to acquire intellectual property and a portfolio of assets associated with IBM’s 400 series of embedded PowerPC® standard products, in addition to a Power Architecture license. The PowerPC 400 series product line delivers performance and a rich mix of features for Internet, communication, data storage, consumer and imaging applications.

IBM, currently an AMCC supplier, will continue to manufacture the PowerPC products for AMCC. The agreement also provides AMCC with access to IBM’s advanced CMOS process and systems-on-a-chip (SoC) design methodology. IBM also will continue to develop and use PowerPC 400 series embedded processor cores as building blocks for application specific integrated circuits (ASICs), SoC and other highly customized logic chips.

Under the terms of the agreement, AMCC will license intellectual property and acquire the assets for approximately $227 million in cash. The transaction is contingent upon certain customary closing conditions and regulatory approvals, and is expected to close this quarter.

AMCC expects this transaction to be accretive to future pro-forma earnings per share. More detail will be provided during the company’s fourth fiscal quarter earnings conference call on April 20, 2004. In connection with this transaction, AMCC expects to record certain acquisition-related charges, the timing and magnitude of which have not yet been determined.

“The award-winning IBM PowerPC 400 product line has proven, best-in-class-technology and has achieved mass market acceptance from major networking, storage and consumer OEMs,” said Dave Rickey, chairman, president and CEO of AMCC. “This acquisition is highly synergistic with our existing WAN and Storage IC portfolio, providing AMCC with immediate revenue from and access to an extensive set of control plane applications in the networking, storage and consumer markets. Long term, the integration of the PowerPC core with our existing network processing portfolio creates compelling future market opportunities such as communications processors addressing data center, storage and wireless infrastructure solutions.”

“This transaction advances IBM’s semiconductor strategy and strengthens our Power Everywhere initiative,” said Dr. John E. Kelly, III, senior vice president and group executive, IBM Systems & Technology Group. “AMCC will focus on expanding the presence of Power Architecture technology in the embedded space while IBM intensifies its leadership in customized semiconductor products and services.”

IBM’s Power Architecture technology was designed with the future in mind. Its scalability and flexibility provide a standard platform that reduces time to market while enabling higher levels of performance. IBM recently announced plans to open up access to its Power Architecture, establishing it as a platform for innovation that frees researchers and electronics makers from limitations that have come with the use of proprietary microprocessors.

AMCC management will be holding a conference call today, April 13, 2004, at 5:30 a.m. PT/8:30 a.m. ET to discuss additional details regarding the acquisition. You may access the conference call via any of the following:

Teleconference:	(913) 981-5559
Conference ID:	214653
Web Broadcast:	http://www.amcc.com
Replay:	(719) 457-0820 (available from 8:30 a.m. PT on 4/13 through midnight PT on Monday, 4/19)

AMCC Overview

AMCC provides the essential building blocks for the transport, switching, routing and storage of information worldwide. The company blends systems and software expertise with high-performance, high-bandwidth silicon integration to deliver communications silicon and software for global wide area networks (WAN), Fibre Channel host bus adapters (HBAs) for storage area networks (SAN), and hardware and software solutions for high-growth storage markets such as Serial ATA (SATA) RAID. AMCC’s corporate headquarters are located in San Diego, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

About IBM

IBM is a recognized innovator in the semiconductor industry, having been first with advances like more power-efficient copper wiring in place of aluminum and faster SOI and silicon germanium transistors. These and other innovations have contributed to IBM’s standing as the number one U.S. patent holder for 11 consecutive years. More information about IBM semiconductors can be found at: http://www.ibm.com/chips.

# # #

Forward-looking Statements

This news release contains forward-looking statements, including statements regarding, the anticipated impact of this acquisition on AMCC, and AMCC’s product offerings and market position. Readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to change and future events or results may differ materially. Readers are referred to the documents filed by AMCC with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: risks associated with the successful integration of the PowerPC product line into AMCC’s business; AMCC may not be successful in retaining the key support of employees affiliated with the PowerPC product line; and the anticipated benefits of this acquisition may not be realized by AMCC. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. AMCC does not undertake any duty to update the information provided in this release, except as otherwise required by law.

Power Architecture is a trademark of IBM. Other trademarks or registered trademarks are property of their respective owners.